As filed with the Securities and Exchange Commission on June 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3310	13-1445150
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

See Table of Co-Registrants

Kenneth W. Smith

Senior Vice President and

Chief Financial Officer

3556 Lake Shore Road

Buffalo, New York 14219

Tel: (716) 826-6500

Fax: (716) 826-1589

(Name, Address, Including Zip Code, and Telephone

Number Including Area Code, of Agent For Service)

Copies to: Michael E. Storck, Esq. Lippes Mathias Wexler Friedman LLP 665 Main Street, Suite 300 Buffalo, New York 14203 Tel: (716) 853-5100 Fax: (716) 853-5199

Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6.25% Senior Subordinated Notes, due 2021	$210,000,000	100%	$210,000,000	$28,644(2)
Guarantees related to the 6.25% Senior Subordinated Notes, due 2021 (3)	N/A	N/A	N/A	N/A(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 of the Securities Act.
(2)	Calculated pursuant to rule 457(f) under the Securities Act.
(3)	Certain of the Company’s wholly-owned subsidiaries listed in the table on the following page as additional registrants have, jointly and severally, guaranteed on a senior subordinated basis the payment of the principal of, premium, if any, and interest on the notes being registered hereby. These guarantors are registering the guarantees.
(4)	Pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

Exact Name of Co-Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
AIR VENT INC.	Delaware	3444	37-1016691

ALABAMA METAL INDUSTRIES CORPORATION	Delaware	3469	63-0003325

AMICO HOLDING COMPANY, INC.	Delaware	3469	27-5247345

APPLETON SUPPLY COMPANY, INC.	Delaware	3444	16-1546329

CONSTRUCTION METALS, LLC.	California	3444	33-0467847

DIAMOND PERFORATED METALS, INC.	California	3469	95-2909372

D.S.B. HOLDING CORP.	Delaware	3061	26-3051524

FLORENCE CORPORATION	Illinois	3469	36-1085808

FLORENCE CORPORATION OF KANSAS	Kansas	3469	37-1461281

GSC FLIGHT SERVICES CORP.	New York	3316	16-1520608

GIBRALTAR STEEL CORPORATION OF NEW YORK	New York	3316	16-0991536

NOLL/NORWESCO, LLC.	Delaware	3444	20-8637600

PACIFIC AWARD METALS, INC.	California	3444	33-0963324

SEA SAFE, INC.	Louisiana	3469	72-0849427

SEISMIC ENERGY PRODUCTS, INC.	Delaware	3061	45-4762751

SOLAR GROUP, INC.	Delaware	3444	16-1544663

SOUTHEASTERN METALS MANUFACTURING COMPANY, INC.	Florida	3444	59-1025796

THE D.S. BROWN COMPANY	Ohio	3061	26-2823744

*	The address and telephone number of the principal executive offices of each of the co-registrants is c/o Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219, (716) 826-6500.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2013

PRELIMINARY PROSPECTUS

$210,000,000

Gibraltar Industries, Inc.

Offer to exchange all outstanding 6.25% Senior Subordinated Notes due 2021 for a like principal amount of 6.25% Senior Subordinated Notes due 2021, which have been registered under the Securities Act of 1933.

The Exchange Offer:

•

We will exchange all original notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes. In this prospectus, we refer to the currently outstanding notes as “original notes” and the newly issued, registered notes as the “new notes.” Collectively, we refer to the original notes and the new notes as the “notes.”

•

We are relying on the position of the Staff of the Securities and Exchange Commission stated in certain interpretive letters to third parties that the new notes will be freely tradable, except in certain limited circumstances described below with respect to broker-dealers. See “Plan of Distribution.”

•	You may withdraw any tender of the original notes at any time prior to the expiration of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York time, on [—], 2013, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer.

The New Notes:

•

The new notes will bear interest at 6.25% per annum, will mature on February 1, 2021 and will have other terms substantially identical to the terms of the original notes, which were issued in a private placement on January 31, 2013, except that the new notes will not contain terms with respect to restrictions on transfer and will not be entitled to certain registration rights applicable to the original notes.

•

We do not intend to apply for listing of the new notes on any securities exchange or inclusion of the new notes in any automated quotation system. An active trading market for the new notes may not exist following the completion of the exchange offer.

The Guarantees:

•	Upon issuance, our obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, by certain of our subsidiaries on an unsecured senior subordinated basis.

Dealers:

•

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver to any prospective purchaser a prospectus in connection with any resale of those new notes.

•

We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with the resale of new notes. See “Plan of Distribution.”

See “Risk Factors,” beginning on page 10, for a discussion of some factors that should be considered by holders in connection with a decision to tender original notes in the exchange offer.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2013

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus and this information is available without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, to Gibraltar Industries, Inc., Chief Financial Officer, 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219 or (716) 826-6500.

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than [—], 2013, which is five business days before the expiration date of the exchange offer.

i

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL WE ARE SUPPLYING IN CONNECTION WITH THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE THE ORIGINAL NOTES FOR THE NEW NOTES, AND IT IS NOT SOLICITING AN OFFER TO EXCHANGE THE ORIGINAL NOTES FOR THE NEW NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER IS NOT PERMITTED.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we “believe,” “expect,” “anticipate” or “plan” that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not assure that the events described in this prospectus will happen as described or that any positive trends noted in the prospectus will occur or will continue. The forward-looking information contained in this prospectus is generally located under the section headings “Summary” and “Risk Factors,” but may be found in other locations as well such as our filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other items contained in our Annual Report on Form 10-K for the 2012 fiscal year and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which we have incorporated herein by reference. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon our current plans and beliefs or estimates of future results or trends.

Forward-looking statements regarding our present plans, beliefs or expectations for new product and service offerings, capital expenditures, sales, cost-saving strategies, growth, and business strategies involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present plans, expectations and beliefs for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenue, to diversify the revenue stream and/or to achieve cost reductions (and other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus), which also would cause actual results to differ from present plans materially. You should read this prospectus in its entirety and with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.

INDUSTRY DATA

In this prospectus we refer to industry data obtained from third party sources. While we cannot always confirm data from independent sources, we believe that the industry data contained in this prospectus comes from reliable sources.

ii

SUMMARY

This summary highlights information that we believe is especially important concerning our business, this exchange offer and the new notes. It does not contain all of the information that may be important to you and to your investment decision to tender your original notes. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus (including the documents incorporated by reference in this prospectus). You should carefully read this entire prospectus and should consider, among other things, the matters described in the sections entitled “Risk Factors,” and in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and unaudited financial statements and related notes contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, each of which we incorporate in this prospectus by reference, before making any decision to tender your original notes. In this prospectus, unless indicated otherwise, “the Company,” “Gibraltar,” “we,” “us” and “our” refer to Gibraltar Industries, Inc., the issuer of the new notes, and its subsidiaries.

Our Company

Gibraltar is a leading manufacturer and distributor of products for the building and industrial markets. Our products provide structural and architectural enhancements for residential homes, low-rise retail, other commercial and professional buildings, industrial plants, bridges and a wide-variety of other structures. These products include ventilation products, mail storage solutions including mailboxes and package delivery products, rain dispersion products and accessories, bar grating, expanded metal, metal lath and expansion joints and structural bearings. We believe Gibraltar has strong brand recognition in these product categories which provides us with product leadership positions. We serve customers throughout North America and Europe, including major home improvement retailers, distributors and contractors. As of March 31, 2013, we operated 44 facilities in 21 states, Canada, England and Germany, giving us a broad platform for just-in-time delivery and support to our customers. Our common stock is trading on the NASDAQ under the ticker symbol “ROCK.” We had consolidated net sales and consolidated net income for the twelve months ended March 31, 2013 of $794.7 million and $7.4 million, respectively.

Our customers are located throughout the United States, Canada, Europe and Central America, principally in the home improvement; residential, commercial and industrial construction; highway construction; building materials; and architectural industries. Major customers include The Home Depot, other big box retailers, national building products wholesalers, industrial equipment manufacturers and contractors.

We sell our products both domestically and internationally, with 12% of our sales originating outside the United States during the first three months of 2013. Through acquisitions and strong organic growth we have created a building products business that now offers more than 32,000 products, many of which are market leaders.

Gibraltar Industries, Inc. is a Delaware corporation. Our principal executive offices are located at 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219 and our telephone number at that address is (716) 826-6500. Our website is located at http://www.gibraltar1.com. Our website and the information contained on our website is not part of this prospectus, and you should rely only on the information contained or incorporated by reference in this prospectus when making a decision as to whether to tender your original notes.

The Exchange Offer

On January 31, 2013, we completed a private offering of our 6.25% Senior Subordinated Notes due 2021. In connection with the issuance of the original notes, we entered into a registration rights agreement, dated as of January 31, 2013, among the Company, the Guarantors (as defined in “Description of New Notes — Certain Definitions”) and J.P. Morgan Securities LLC (“J.P. Morgan”), KeyBanc Capital Markets Inc., HSBC Securities(USA) Inc. and RBS Securities Inc., in their capacity as the initial purchasers, in which we agreed to deliver to you this prospectus and complete the exchange offer. Until the registration statement of which this prospectus is a part is declared effective by the SEC or if the exchange offer is not consummated by July 30, 2013, then additional interest will be payable on the original notes until such effectiveness and confirmation is complete. In the exchange offer, you are entitled to exchange your original notes for new notes which are identical in all material respects to the original notes except that:

•	the new notes have been registered under the Securities Act,

•	the new notes are not entitled to registration rights under the registration rights agreement, and

•

the contingent interest rate provisions of the registration rights agreement that depend on the consummation of the exchange offer and/or effectiveness of the registration statement will no longer be applicable following consummation of the exchange offer.

General	We are offering to exchange up to $210.0 million aggregate principal amount of new 6.25% Senior Subordinated Notes due 2021 for a like principal amount up to $210.0 million aggregate principal amount of outstanding 6.25% Senior Subordinated Notes due 2021 that were issued January 31, 2013 in a private placement.

Outstanding original notes may be exchanged only in denominations of $2,000 and in integral multiples of $2,000.

Expiration Date	5:00 p.m., New York time, on [—], 2013, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer. We do not currently intend to extend the expiration date, although we reserve the right to do so. If extended, the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions that we may waive and upon compliance with applicable securities laws. See “The Exchange Offer-Conditions to the Exchange Offer.”

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or facsimile of the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and the letter of transmittal, and send the letter of transmittal or a facsimile of the letter of transmittal and the original notes you wish to exchange and any other required documentation to the exchange agent at the address set forth on the cover page of the letter of transmittal. These materials must be received by the exchange agent prior to the expiration of the exchange offer.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us and agree that, among other things:

•	the new notes to be issued to you in the exchange offer are being acquired in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate, or any intention to participate, in the distribution (within the meaning of the Securities Act) of the new notes to be issued to you in the exchange;

•	you are not an affiliate (as defined in Rule 405 promulgated under the Securities Act) of Gibraltar Industries, Inc. or a guarantor;

•	if you are a broker-dealer, you did not purchase your original notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration;

•

if you are a broker-dealer that will receive new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes; and

•	you are not acting on behalf of any persons or entities that could not truthfully make the foregoing representations.

See “The Exchange Offer — Procedures for Tendering” and “— Resale of the New Notes.”

If you hold original notes through The Depository Trust Company, or DTC, in the form of book-entry interests, and wish to participate in the exchange offer, you must cause the book-entry transfer of the original notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

•	a completed letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, by which each tendering holder will agree to be bound by the letter of transmittal.

See “The Exchange Offer — Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program.”

Resale of the New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that the new notes may be offered for sale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make the representations that appear above under “The Exchange Offer “Procedures for Participating in the Exchange Offer.” Any holder of original notes who cannot make these representations may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the original notes.

If you are a broker-dealer that has received new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you must represent and agree in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. Such a broker-dealer may use this prospectus to resell the new notes. We have agreed that for a period of up to 180 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer as it did in the no-action letters to the unrelated persons upon which we are relying. See “The Exchange Offer — Resale of the New Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those original notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures for transfer of book-entry interests prior to the expiration of the exchange offer, you may tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of New Notes	Subject to the satisfaction or waiver of the condition to the exchange offer as discussed above, we will accept for exchange any and all original notes validly tendered and not properly withdrawn prior to the expiration of the exchange offer. The new notes issued pursuant to the exchange offer will be issued and delivered promptly following the expiration of the exchange offer. We will return to you any original notes not accepted for exchange for any reason without expense to you promptly after the expiration of the exchange offer. See “The Exchange Offer — Acceptance of Tendered Original Notes.”

Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have any further exchange or registration rights and you will continue to be restricted from transferring your original notes. Accordingly, the liquidity of the original notes will be adversely affected.

Federal Income Tax Considerations	The exchange of the original notes for the new notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., trustee under the indenture under which the new notes will be issued, is serving as exchange agent. The address and telephone number of the exchange agent are set forth in the section of this prospectus entitled “The Exchange Offer — Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the exchange offer.

THE NEW NOTES

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Gibraltar Industries, Inc.

Securities offered	The form and terms of the new notes will be the same as the form and terms of the original notes except that:

•	the new notes have been registered under the Securities Act,

•	the new notes are not entitled to exchange or registration rights under the registration rights agreement, and

•

the contingent interest rate provisions of the registration rights agreement that depend on the consummation of the exchange offer and/or effectiveness of the registration statement will no longer be applicable following consummation of the exchange offer.

The new notes evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Maturity Date	February 1, 2021.

Interest	The notes bear cash interest at the rate of 6.25% per annum (calculated using a 360-day year). Interest on the new notes will accrue (A) from the later of: (i) the last date on which interest was paid on the original notes tendered in exchange therefore; or (ii) if the original notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or (B) if no interest has been paid on such original notes, from January 31, 2013, the date the original notes were issued, or the issue date.

Payment Frequency	Interest is payable every six months on February 1 and August 1.

First Payment	Interest is payable commencing August 1, 2013.

Subsidiary Guarantees	The new notes will be guaranteed on a senior unsecured subordinated basis by all of our existing and future direct and indirect subsidiaries that guarantee our revolving credit facility or our other indebtedness or indebtedness of the subsidiary guarantors. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of New Notes — Subsidiary Guarantees.”

For the three months ended March 31, 2013, our non-guarantor subsidiaries:

•	represented approximately 12% of our net sales; and

•	represented approximately 15% of our operating income; and

As of March 31, 2013, our non-guarantor subsidiaries:

•	represented 8% of our total assets; and

•	had $14.6 million of our total liabilities, including trade payables but excluding intercompany liabilities.

Absence of Public Market for the Notes	We do not intend to apply for listing of the new notes on any securities exchange or inclusion of the new notes in any automated quotation system. An active trading market for the new notes may not exist following the completion of the exchange offer.

Ranking	The new notes and the new note guarantees will be our and the subsidiary guarantors’ unsecured senior subordinated obligations and will:

•	rank behind all of our and the guarantors’ existing and future senior debt, whether or not secured;

•	rank equally with all our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the notes; and

•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of March 31, 2013:

•

we had approximately $214.4 million of total indebtedness (including the original notes), none of which ranked equally with the original notes (or would be ranked equally with the new notes) or was subordinated to the original notes (or would be subordinated to the new notes);

•

we had no borrowings and $13.6 million of letters of credit outstanding under our revolving credit facility, all of which, together with any future borrowings under the revolving credit facility, was secured by trade receivables, inventory, personal property, equipment and certain real property of the borrowers and the guarantors, and to which the notes would have been subordinated;

•

we had commitments available to be borrowed under the revolving credit facility of $135.0 million (after giving effect to $13.6 million of outstanding letters of credit) and the maximum availability under the revolving credit facility, subject to the borrowing base, may be increased by up to $50.0 million, subject to certain conditions; and

•	our non-guarantor subsidiaries had approximately $14.6 million of total liabilities (including trade payables), all of which would have been structurally senior to the notes.

Because the borrowing capacity under the revolving credit facility depends, in part, on trade receivables, inventory and other assets that fluctuate from time to time, the available commitment amount may not reflect actual borrowing capacity. As of March 31, 2013, our borrowing capacity under the revolving credit facility was approximately $135.0 million after giving effect to $13.6 million of outstanding letters of credit.

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after February 1, 2017, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February, 2016, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 106.25% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February 1, 2017, we may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole premium.” See “Description of New Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of New Notes — Change of Control.”

Asset Disposition Offer	If we or our restricted subsidiaries sell assets, under certain circumstances, we or our restricted securities will be required to use the net proceeds to make an offer to purchase notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the repurchase date. See “Description of New Notes — Certain Covenants — Limitations on Sales of Assets and Subsidiary Stock.”

Covenants	We will issue the new notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as trustee, that we executed and delivered on January 31, 2013. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications. For more details, see “Description of New Notes.”

Risk Factors

In evaluating whether to participate in the exchange offer, you should carefully consider, along with the other information in this prospectus, the specific factors set forth under “Risk Factors” for certain risks related to an investment in the new notes or which we incorporate by reference into this prospectus, including risks related to the Company’s business.

Where You Can Find Additional Information

This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus. Refer to the section of this prospectus entitled “Where You Can Find Additional Information” to learn how to obtain this information free of charge.

In order to obtain timely delivery, you must request documents from us no later than [—], 2013, which is five days before the expiration of the exchange offer.

RISK FACTORS

In addition to the other information set forth in this prospectus and in our filings with the SEC that we incorporate herein by reference, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, you should carefully consider the following risks before tendering original notes in exchange for new notes. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and/or principal on the notes. The value of the notes could decline, and you could lose all or part of your investment.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have, and after the offering will continue to have, a significant amount of indebtedness. As of March 31, 2013, our total debt was approximately $214.4 million, and we and our subsidiary, Gibraltar Steel Corporation of New York, had unused commitments of $135.0 million under our revolving credit facility (after giving effect to $13.6 million of outstanding letters of credit).

Subject to the limits contained in the credit agreement governing our revolving credit facility, the indenture that governs the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the revolving credit facility, are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

There are limitations on our ability to incur the full $200.0 million of commitments under our revolving credit facility. Our availability will be limited to the lesser of $200.0 million and a borrowing base determined by reference to portions of the receivables, inventories and real property, plant and equipment of our significant domestic subsidiaries. The borrowing base is calculated on a monthly (or more frequent under certain circumstances) valuation of our receivables, inventories and real property, plant and equipment. As a result, our access to credit under the revolving credit facility will potentially be subject to significant fluctuation, depending on the value of the applicable borrowing base eligible assets as of any measurement date. Our borrowing capacity under the revolving credit facility, as of March 31, 2013, was approximately $135.0 million, after giving effect to $13.6 million of outstanding letters of credit, and the maximum availability under the revolving credit facility, subject to the borrowing base, may be increased by up to $50.0 million, subject to certain conditions. Because the borrowing capacity under the revolving credit facility will depend, in part, on inventory, accounts receivable and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity.

In addition, the indenture governs the notes and the credit agreement governing our revolving credit facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the revolving credit facility and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of New Notes” and “Description of Certain Other Indebtedness”.

In addition, we conduct a substantial portion of our operations through our subsidiaries, certain of which in the future may not be guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture that governs the notes and the credit agreement governing the revolving credit facility limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the revolving credit facility could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

Your right to receive payments on the notes and the guarantees will be subordinated to the borrowings under our revolving credit facility and possibly all of our and our subsidiary guarantors’ future borrowings.

The notes and the guarantees rank behind all of our and our subsidiary guarantors’ existing and future senior indebtedness, including our revolving credit facility. In addition, our revolving credit facility and the indenture that governs the notes permit us to incur substantial additional indebtedness, including senior indebtedness that ranks in priority to the notes, in the future. For example, our principal operating subsidiary, Gibraltar Steel Corporation of New York, is a borrower under the revolving credit facility, and the full amount of the commitments under that facility may be borrowed by that subsidiary.

As a result of this subordination, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt, the senior debt of the subsidiary guarantors and any debt of our non-guarantor subsidiaries will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

All payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior indebtedness.

In the event of a bankruptcy or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with the trade creditors and all holders of our and the subsidiary guarantors’ senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness and holders of other indebtedness and trade payables.

The notes and the guarantees are subordinated to $4.4 million of senior indebtedness as of March 31, 2013. In addition, at March 31, 2013, we and Gibraltar Steel Corporation of New York had $135.0 million available for borrowings under our revolving credit facility, all of which would have been secured if borrowed. As of March 31, 2013, the notes and the subsidiary guarantees were structurally subordinated to $14.6 million of liabilities of our non-guarantor subsidiaries. Our revolving credit facility allows us, subject to certain conditions, to request additional financing from the lenders to increase the revolving credit facility to $250 million. We are, subject to some limitations, permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture and our revolving credit facility.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the indenture that governs the notes and the credit agreement governing our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition, as of March 31, 2013, our revolving credit facility provided us and our subsidiary, Gibraltar Steel Corporation of New York, with unused commitments of $135.0 million (after giving effect to $13.6 million of outstanding letters of credit), which could increase by $50 million, subject to certain conditions. All of those borrowings would be secured indebtedness. If new debt is added to our current debt levels, the related risks that we and the subsidiary guarantors now face could intensify. See “Description of New Notes” and “Description of Other Indebtedness”.

The terms of the credit agreement governing our revolving credit facility and the indenture that governs the notes restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

The indenture that governs the notes and the credit agreement governing our revolving credit facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem capital stock;

•	prepay, redeem or repurchase certain debt;

•	issue certain preferred stock or similar equity securities;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, the restrictive covenants in the credit agreement governing our revolving credit facility include a requirement to maintain a minimum fixed charge coverage ratio of 1.25 to 1.00. Our ability to meet this financial ratio can be affected by events beyond our control, and we may be unable to meet it. You should read the discussions under the headings “Description of New Notes — Certain Covenants” and “Description of Other Indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the indenture that governs the notes or under the credit agreement governing our revolving credit facility could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our revolving credit facility would permit the lenders under our revolving credit facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our revolving credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

The notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the revolving credit facility and any other secured indebtedness of our Company to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiary guarantors’ assets. As a result, the notes and the subsidiary guarantees will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under the revolving credit facility with respect to the assets that secure that indebtedness. As of March 31, 2013, we had $13.6 million in letters of credit outstanding under our revolving credit facility, resulting in total unused availability of approximately $135.0 million. The maximum availability under the revolving credit facility, subject to the borrowing base, may be increased by up to $50.0 million subject to certain conditions. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our Company or the subsidiary guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the revolving credit facility and that other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and subsequently acquired or organized subsidiaries that guarantee the revolving credit facility or that, in the future, guarantee our other indebtedness or indebtedness of another subsidiary guarantor. Except for such subsidiary guarantors of the notes, our subsidiaries, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture that governs the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

For the three months ended March 31, 2013, our non-guarantor subsidiaries represented 12% of our net sales and 15% of our operating income respectively. As of March 31, 2013, our non-guarantor subsidiaries represented 8% of our total assets and had $14.6 million of total liabilities, including debt and trade payables but excluding intercompany liabilities.

The lenders under our revolving credit facility have the discretion to release any guarantors under the revolving credit facility in a variety of circumstances which will cause those guarantors to be released from their guarantees of the notes.

Our subsidiaries that provide, or will provide, subsidiary guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any subsidiary guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of New Notes — Subsidiary Guarantees.”

We conduct all of our operations through our subsidiaries which may affect our ability to make payments on the notes.

We derive all of our operating income from our subsidiaries. Substantially all of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries, the revolving credit facility, the letter of credit facility, the terms of the indenture governing the notes, and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement governing our revolving credit facility and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our revolving credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that governs the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture that governs the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of New Notes — Change of Control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the subsidiary guarantees, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the subsidiary guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the note guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the subsidiary guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the subsidiary guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;

•

the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature; or

•

we or any of the subsidiary guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the subsidiary guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees would be subordinated to our or any of our subsidiary guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

There are significant restrictions on your ability to transfer or resell the new notes.

The original notes were offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. See “Transfer Restrictions.”

We have registered the exchange offer and the new notes with the SEC. The SEC, however, has broad discretion to declare any registration statement effective and may delay, defer or suspend the effectiveness of any registration statement for a variety of reasons. If issued hereunder, the new notes generally may be resold or otherwise transferred by each holder of the new notes with no need for further registration. However, the new notes will constitute a new issue of securities with no established trading market. An active trading market for the new notes may not develop, or, in the case of non-exchanging holders of the notes, the trading market for the original notes following the exchange offer may not continue.

Your ability to transfer the new notes may be limited by the absence of an active trading market and an active trading market may not develop for the new notes.

The new notes will be new issues of securities for which there is no established trading market. We do not intend to list the new notes on any national securities exchange or include the new notes in any automated quotation system. The initial purchasers have advised us that they intend to make a market in the new notes, if issued, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the new notes and, if commenced, they may discontinue their market-making activities at any time without notice. In addition, market making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending.

Therefore, an active market for the new notes may not develop or be maintained, which would adversely affect the market price and liquidity of the new notes. In that case, the holders of the new notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the new notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. As consideration for issuing the new notes, we will receive original notes with like original principal amounts. The form and terms of the new notes are the same as the form and terms of the original notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.

The net proceeds from the sale of the original notes, after deducting initial purchaser discounts and the offering expenses payable by us, were approximately $206.3 million. We used the net proceeds from the sale of the original notes, together with cash on hand, to tender for $204.0 million of 8% Senior Subordinated Notes due December 1, 2015 (“8% Notes”), and, to the extent holders of the 8% Notes did not participate in the tender offer, by redeeming and/or satisfying and discharging our obligations under the related indenture any remaining 8% Notes.

The following table sets forth the sources and uses of funds in connection with the sale of the original notes:

(Dollars in millions) Sources		Uses
Original notes	$210.0	Repayment 8% Notes(1)	$204.0
Cash used from balance sheet	$1.4	Fees and expenses(2)	7.4

Total sources	$211.4	Total uses	$211.4

(1)	We repaid amounts outstanding under outstanding 8% Notes under which interest accrues at a rate of 8% plus the amortization of the original issue discount of 1.675%.
(2)	Includes a tender premium of $1.0 million and optional redemption fee of $2.2 million, and excludes accrued and unpaid interest of $3.2 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, earnings consist of income before taxes plus fixed charges (excluding capitalized interest). Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, the portion of operating rental expense that management believes is representative of the interest component of rent expense, and the interest on uncertain tax positions.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges(1)	2.41	—	—	1.75	2.01	—

(1)	The dollar amount of the deficiency of earnings to fixed charges was $58.8 million in 2009, $92.4 million in 2010, and $5.8 million in the first quarter of 2013. For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (excluding capitalized interest).

SELECTED HISTORICAL FINANCIAL DATA OF OUR COMPANY

The following table sets forth our selected historical financial data. We derived the selected historical statements of income and cash flows and other financial data for each of the fiscal years ended December 31, 2009, 2010, 2011 and 2012 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into this prospectus. We derived the selected historical statements of operations and cash flows and other financial data for the fiscal year ended December 31, 2008 from our unaudited consolidated financial statements for that year, which was reclassified by management to present the results of United Steel Products, the Processed Metal Products business, SCM Metal Products and the bath cabinet business as discontinued operations and are not included in this prospectus. The reclassification presented in our statement of income data for the fiscal year ended December 31, 2008 and the related balance sheet data for the fiscal years ended December 31, 2008 and 2009 were not required to be re-audited under applicable standards. We derived the summary historical statements of income and cash flows and other financial data for the three months ended March 31, 2013 and 2012 and the balance sheet data as of March 31, 2013 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 incorporated by reference into this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2013.

Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

You should read the selected historical financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our audited consolidated financial statements and the related notes, each included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our unaudited consolidated financial statements and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 incorporated by reference into this prospectus.

(Dollars in thousands)	Fiscal year ended December 31,					Three months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
						(unaudited)
Statement of operations data:
Net sales	$917,476	$639,076	$637,454	$766,607	$790,058	$192,171	$196,801
Cost of sales	734,703	519,348	533,586	621,492	640,498	156,690	160,624

Gross profit	182,773	119,728	103,868	145,115	149,560	35,481	36,177
Selling, general and administrative expense	120,432	96,691	99,546	108,957	104,671	28,458	30,981
Intangible asset impairment	—	60,098	76,964	—	4,628	—	—

Income (loss) from operations	62,341	(37,061)	(72,642)	36,158	40,261	7,023	5,196
Other (income) loss	(724)	(311)	(77)	(90)	(488)	(31)	(66)
Interest expense	23,820	21,433	19,714	19,363	18,582	4,674	11,160

Income (loss) before taxes	39,245	(58,183)	(92,279)	16,885	22,167	2,380	(5,898)
Provision (benefit) for income taxes	14,723	(18,611)	(16,923)	7,669	9,517	931	(2,255)

(Dollars in thousands)	Fiscal year ended December 31,					Three months ended March 31,
	2008	2009	2010	2011	2012	2012	2013
						(unaudited)
Income (loss) from continuing operations	24,522	(39,572)	(75,356)	9,216	12,650	1,449	(3,643)
Discontinued operations, net of taxes(1)	(454)	(12,453)	(15,712)	7,307	(5)	(87)	(4)

Net income (loss)	$24,068	$(52,025)	$(91,068)	$16,523	$12,645	$1,362	$(3,647)

Selected ratios:
Ratio of earnings to fixed charges(2)	2.41	—	—	1.75	2.01	1.46	—

Balance sheet data (at end of period):
Cash and cash equivalents	$11,308	$23,596	$60,866	$54,117	$48,028	$35,327	$30,288
Total assets	1,146,359	974,942	810,890	872,055	883,674	874,178	891,531
Working capital(3)	223,028	143,109	142,259	140,430	149,653	150,229	161,972
Long-term obligations(4)	452,671	337,700	269,919	283,695	289,267	287,223	301,754
Total debt	356,372	257,282	207,197	207,163	207,803	207,253	214,423
Shareholders’ equity	568,487	528,226	440,853	459,936	476,822	463,791	470,865

(1)	Attributable to the divestitures of USP, the Processed Metal Products business, SCM Metal Products and the bath cabinet manufacturing business.
(2)	The dollar amount of the deficiency of earnings to fixed charges was $58.8 million in 2009, $92.4 million in 2010, and $5.8 million in the first quarter of 2013. For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (excluding capitalized interest). Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, the portion of operating rental expense that management believes is representative of the interest component of rent expense, and the interest on uncertain tax positions.
(3)	Working capital is current assets minus current liabilities.
(4)	Long-term obligations are the sum of long-term debt, deferred income taxes, other non-current liabilities, and long-term liabilities of discontinued operations.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We are offering to issue our 6.25% Senior Subordinated Notes due 2021, which have been registered under the Securities Act, or the new notes, in exchange for a like principal amount of 6.25% Senior Subordinated Notes due 2021, which have not been so registered, or the original notes.

We sold the original notes on January 31, 2013 to J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., HSBC Securities(USA) Inc. and RBS Securities Inc., as the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside of the United States in reliance on Regulation S, in each case under the Securities Act.

In connection with the sale of original notes to the initial purchasers, the holders of the original notes became entitled to the benefits of a registration rights agreement dated January 31, 2013 among the Company, the guarantors and the initial purchasers.

Under the registration rights agreement, we became obligated to use our reasonable best efforts to file a registration statement in connection with an exchange offer, to cause that registration statement to become effective by July 30, 2013, to complete the exchange offer within 60 days of the effective date of that registration statement, and to cause that registration statement to remain effective for 180 days after the completion of the exchange offer. The exchange offer being made by this prospectus, if consummated within these required time periods, will satisfy these obligations under the registration rights agreement.

The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books, any other person who has obtained a properly completed assignment from the registered holder or any DTC participant whose original notes are held of record by DTC. At the date of this prospectus, the sole holder of original notes is DTC. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

Following the completion of the exchange offer, holders of the original notes who were eligible to participate in the exchange offer, but who do not tender their original notes, will have no further rights under the registration rights agreement. In that case, your original notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration and Additional Interest

Pursuant to the registration rights agreement, we may be required to file a shelf registration statement to permit certain holders of “Registrable Notes” (as defined below), who were not eligible to participate in the exchange offer to resell the registrable notes periodically without being limited by the transfer restrictions.

We will only be required to file a shelf registration statement if:

•	we are not permitted by applicable law or by the staff of the SEC to effect the exchange offer as contemplated by the registration rights agreement;

•	the registration statement relating to the exchange offer is not declared effective by July 30, 2013; or

•	such registration is requested by any initial purchaser of the original notes, if such initial purchaser holds original notes ineligible to be exchanged for new notes in the exchange offer.

If a shelf registration statement is required, we will use our reasonable best efforts to:

•	file the shelf registration statement with the SEC as soon as practicable after we are required to do so and cause the shelf registration statement to be declared effective by the SEC; and

•

keep the shelf registration statement continuously effective until [—], or if earlier, until all the registrable notes covered by the shelf registration statement are (i) sold thereunder, (ii) become eligible for resale pursuant to Rule 144 under the Securities Act, or (iii) cease to be registrable notes.

We will file a shelf registration statement upon the request of any holder of the notes.

Notwithstanding the foregoing, we may, by notice to holders of registrable notes, suspend the availability of a shelf registration statement and the use of the related prospectus, if:

•	such action is required by the SEC or a state securities authority; or

•

the happening of any event that makes any statement made in the shelf registration statement or the related prospectus untrue in any material respect or requires changes in order to make the statements made not misleading.

The period for which we are obligated to keep the shelf registration statement continuously effective will be extended by the period of such suspension.

Each holder of registrable notes will be required to discontinue disposition of registrable notes pursuant to the shelf registration statement upon receipt from us of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.

A holder who sells registrable notes pursuant to the shelf registration statement will be required to furnish information about itself as we may reasonably require, be named as a selling security holder in the prospectus and deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the notes copies of the prospectus that is a part of the shelf registration statement and notify each of these holders when the shelf registration statement becomes effective. These holders will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement which are applicable to these holders (including certain indemnification obligations).

If the exchange offer has not been completed (or, if required, the shelf registration statement is not declared effective) on or before July 30, 2013, the annual interest rate borne by the notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act.

If we are required to file the shelf registration statement, we will be required to pay additional interest to each holder of registrable notes as follows:

•	if the shelf registration statement is not declared effective by the SEC on or prior to the deadline specified in the registration rights agreement; or

•

if the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described above; then

•

until such situation is cured, the annual interest rate borne by the notes will be increased by 0.25% per annum for the first 90-days (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act.

“Registrable Notes” means the original notes; provided, however, that any original notes shall cease to be registrable notes when:

•	such notes shall have been exchanged for new notes pursuant to the exchange offer (or are eligible for exchange) or disposed of pursuant to the shelf registration statement;

•	such notes shall have been sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, or be eligible for sale pursuant to Rule 144(k); or

•	such notes shall have ceased to be outstanding.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn on or prior to the expiration date. Original notes may be tendered only in integral multiples of $1,000. Holders may tender some or all of their original notes pursuant to the exchange offer. As of the date of this prospectus, $210.0 million aggregate principal amount of the original notes are outstanding. We will accept for exchange any and all original notes properly tendered and not validly withdrawn before the expiration of the exchange offer. For each original note exchanged pursuant to the exchange offer, the holder of the original note will receive a new note having a principal amount equal to that of the exchanged original note.

The form and terms of the new notes will be substantially identical to the form and terms of the original notes, except that the new notes will be registered under the Securities Act and hence will not bear legends restricting their transfer; holders of the new notes will not be entitled to most rights under the registration rights agreement; and holders of the new notes will not be entitled to additional interest in certain situations. The new notes will evidence the same debt as the original notes. The new notes will be issued under and entitled to the benefits of the same indenture under which the original notes were issued.

By participating in the exchange offer, you will be deemed to represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•

at the time of the commencement of the exchange offer you had no arrangement or understanding with any person, or any intention, to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act,

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or any guarantor;

•

if you are a broker-dealer, you did not purchase original notes directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act;

•

if you are a broker-dealer that will receive new notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such new notes; and

•	you are not acting on behalf of any persons or entities that could not truthfully make the foregoing representations.

As described below under “Resale of the New Notes,” the SEC has taken the position that broker-dealers who exchange original notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to new notes. By signing the letter of transmittal, such broker-dealers will acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes.

We will be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of those original notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from us and delivering new notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the new notes upon consummation of the exchange offer or return the original notes if the exchange offer is withdrawn.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Original notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest, will be entitled to the rights and benefits their holders have under the indenture. Other than as set forth above under “— Shelf Registration and Additional Interest,” we will have no further obligation to you to provide for the registration of the new notes and the exchange offer under the registration rights agreement.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions to the Exchange Offer” without waiver by us, certificates for any of those unaccepted original notes will be returned, without expense, to the tendering holder of any of those original notes promptly after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “— Fees and Expenses.”

Interest on the New Notes

Interest on each new note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange for the new note or, if no interest has been paid on such original note, from the date the original note was issued. If your original notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the original notes. Consequently, holders of new notes will receive the same interest payments that they would have received had they not exchanged their original notes in the exchange offer.

Resale of the New Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that you can make each of the representations set forth above under “— Terms of the Exchange Offer.” If you cannot make each of the representations set forth under “— Terms of the Exchange Offer,” you may not rely on the interpretations by the staff of the SEC. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale, transfer or other disposition of any new notes unless you are able to utilize an applicable exemption from all of those requirements. See “Plan of Distribution.”

Holders of original notes wishing to accept the exchange offer must complete and sign the letter of transmittal that will be mailed to each registered holder of the original notes. The letter of transmittal contains the required representations described above and an agreement to comply with the agreements and covenants set forth in the registration rights agreement.

The SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer as it made in the no-action letters to the unrelated persons.

Broker-dealers receiving new notes in exchange for original notes acquired for their own account through market-making or other trading activities may not rely on these SEC interpretations. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the new notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The SEC has taken the position that participating broker-dealers who exchange original notes for their own account acquired as a result of market-making or other trading activities may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. We have agreed to allow participating broker-dealers to use this prospectus in connection with the resale of the new notes, subject to our and the guarantors right to suspend use of the prospectus under the conditions described above under “— Shelf Registration and Additional Interest.” We and the guarantors have also agreed to amend or supplement this prospectus for a period ending upon the earlier of (1) 180 days after the completion of the exchange offer and (2) the first day after the completion of the exchange offer when participating broker-dealers no longer have a prospectus delivery obligation, if requested by the initial purchasers of the original notes or by one or more participating broker-dealers, in order to expedite or facilitate the disposition of any new note by participating broker-dealers consistent with the positions of the staff of the SEC described above.

Broker-dealers who hold original notes as unsold allotments from the initial sale of the original notes cannot rely on the interpretations of the staff of the SEC described above, and cannot participate in the exchange offer. See “Plan of Distribution.”

If you will not receive freely tradable new notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your original notes registered on the shelf registration statement described above under “— Shelf Registration and Additional Interest.”

Expiration Date; Extensions; Amendment

The term “expiration date” means 5:00 p.m., New York City time, on [—], 2013, which is 30 days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension orally (confirmed in writing) or in writing and will issue a public announcement of the extension, each prior to 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

To the extent we are permitted to do so by applicable law, regulation or interpretation of the staff of the SEC, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any original note;

•	amend the exchange offer;

•	waive the condition of the exchange offer; and

•	if the conditions described below under “— Conditions to the Exchange Offer” have occurred, to terminate the exchange offer.

We will notify you as promptly as practicable of any extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the original notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which we may choose to publicly announce any extension, termination or amendment of the exchange offer, we will not be obligated to publish, advertise or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to return the original notes surrendered for exchange promptly after the termination or withdrawal of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, but subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or exchange any new notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•

the new notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “— Terms of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•

such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available an appropriate form for registration of the new notes under the Securities Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer, in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue new notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of record of original notes may tender original notes in the exchange offer. To tender in the exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or

•	facsimile to the exchange agent prior to the expiration of the exchange offer; or comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, to tender original notes effectively, either:

•	the exchange agent must receive original notes along with the letter of transmittal;

•

the exchange agent must receive, before the expiration of the exchange offer, a properly transmitted agent’s message or a timely confirmation of book-entry transfer of original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender of original notes by a holder that is not withdrawn before the expiration of the exchange offer and the acceptance of the tender by us will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration of the exchange offer.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the original notes surrendered for exchange are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by the registered holder(s) of the original notes tendered, the signature must correspond with the name(s) written on the face of the original note. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the original notes. If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power. If the letter of transmittal or any certificates representing original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration of the exchange offer. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of original notes will not be deemed made until those defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration of the exchange offer.

Book-Entry Transfers; Tender of Notes Using DTC’s Automated Tender Offer Program

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at the book-entry transfer facility, DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer the new notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. Any participant in Euroclear or Clearstream Banking may make book-entry delivery of Regulation S original notes by causing Euroclear or Clearstream Banking to transfer such original notes into the exchange agent’s account at DTC in accordance with established procedures between DTC and Euroclear or Clearstream Banking for transfer.

If you desire to tender original notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m. New York time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, and either:

•

a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, or ATOP.

DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent’s message, to the exchange agent. If you use ATOP procedures to tender original notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment, which may be through Euroclear or Clearstream Banking, from a participant in DTC tendering original notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that the Company and the guarantors may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream Banking participant, as the case may be, that the representations contained in the letter of transmittal described above are true and correct.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Guaranteed Delivery Procedures

If you desire to tender original notes pursuant to the exchange offer and (1) certificates representing such original notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent on or prior to the expiration of the exchange offer, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration of the exchange offer, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration of the exchange offer if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”;

•

a properly completed and duly executed notice of guaranteed delivery, in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration of the exchange offer as provided below; and

•

the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Acceptance of Tendered Original Notes

Subject to the satisfaction or waiver of the condition to the exchange offer, we will accept for exchange any and all original notes properly tendered in the exchange offer and not validly withdrawn prior to the expiration of the exchange offer. We shall be deemed to have accepted validly tendered original notes when and if it has given written notice to the exchange agent of its acceptance. The exchange agent will act as agent for the holders of original notes who surrender them in the exchange offer for the purposes of receiving the new notes from us and delivering the new notes to such holders. We will issue and deliver the new notes promptly following the expiration of the exchange offer.

If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC, promptly after the expiration of the exchange offer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to 5:00 p.m., New York time, on the expiration date of the exchange offer.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn, including the principal amount of the original notes to be withdrawn;

•	be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the original notes are to be re-registered, if different from that of the withdrawing holder.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any original notes that have been tendered for exchange but that are not exchanged for any reason without cost to the holder promptly following withdrawal, rejection of tender or termination of the exchange offer. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, those original notes will be credited to an account maintained with DTC for original notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn original notes by following one of the procedures described under the caption “— Procedures for Tendering” above at any time on or before expiration of the exchange offer.

A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption “— Exchange Agent.”

Consequences of Failure to Exchange

If you do not exchange your original notes for new notes in the exchange offer, your original notes will remain subject to the restrictions on transfer of such original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of the original notes.

In general, you may not offer or sell your original notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the original notes under the Securities Act.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer and is receiving a customary fee therefore, as well as reimbursement for reasonable out-of-pocket expenses. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Facsimile:	By Hand Delivery:

c/o The Bank of New York Mellon	c/o The Bank of New York Mellon	c/o The Bank of New York Mellon
111 Sanders Creek Parkway	832.667.9408	111 Sanders Creek Parkway
East Syracuse, NY 13057	Reorganization Section	East Syracuse, NY 13057
Reorganization Section	Attn: Dacia Brown-Jones	Reorganization Section
Attn: Dacia Brown-Jones		Attn: Dacia Brown-Jones
315.414.3349		315.414.3349
Confirm by Telephone:
315.414.3349
For Information Telephone:
315.414.3349

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

In addition to serving as the exchange agent, The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. From time to time, we may enter into other relationships with the trustee or its affiliates.

Fees and Expenses

We have agreed to bear the expenses of the exchange offer. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York Mellon Trust Company, N.A. as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of this Registration Statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of the exchange offer. Holders of the original notes are urged to consult their own legal, financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF NEW NOTES

We issued the original notes on January 31, 2013 under an Indenture (the “Indenture”) among us, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the new notes are identical in all material respects to the terms of the original notes, except for the transfer restrictions and registration rights relating to the original notes including those expressly set forth in the Indenture.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture may be obtained in the manner described in “Where You Can Find More Information” or may be obtained from the Company. You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Gibraltar Industries, Inc. and not to its subsidiaries. References to the “Notes” in this section of the prospectus refer to both the “original notes” and the “new notes,” unless the context otherwise requires.

The new notes will be our senior subordinated obligations and will rank equally in right of payment with all of our other senior subordinated obligations and senior in right of payment with all Indebtedness which by its terms is subordinated to the Notes. The new notes will be guaranteed, jointly and severally, on a senior subordinated unsecured basis by the Subsidiary Guarantors, as set forth under “— Subsidiary Guarantees” below. The new notes and Guarantees will be effectively subordinated to our secured Indebtedness (including capitalized lease obligations, purchase money indebtedness, the Senior Secured Credit Agreement and Indebtedness secured by permitted liens on our assets).

Form, Denominations, Registrar and Paying Agent

We will issue the new notes in fully registered form in denominations of $2,000 and integral multiples thereof. The Trustee will initially act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which will initially be the Trustee’s corporate office. Registration of transfers of the new notes will be effected without charge by or on behalf of the Company but will require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. We may change any paying agent and registrar without notice to holders of the new notes. We will pay principal (and premium, if any) on the new notes at the Trustee’s corporate office in New York City, New York. At our option, interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of holders, or by wire sent to the accounts designated by the holders.

General

The new notes. The new notes:

•	are general unsecured, senior subordinated obligations of the Company;

•	are limited to an aggregate principal amount of $210.0 million, subject to our ability to issue Additional Notes;

•	mature on February 1, 2021;

•	are issued in denominations of $2,000 and integral multiples of $2,000 in excess thereof;

•	are represented by one or more registered new notes in global form, but in certain circumstances may be represented by new notes in definitive form. See “Book-Entry, Delivery and Form”;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Secured Credit Agreement;

•	rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company;

•	are structurally subordinated to all liabilities of any Non-Guarantor Subsidiary; and

•

are unconditionally guaranteed on a senior subordinated basis by each Restricted Subsidiary of the Company that is a borrower under or that guarantees other Indebtedness of the Company or other Subsidiary Guarantors. See “Subsidiary guarantees”.

As of the Issue Date, all of our Subsidiaries are “Restricted Subsidiaries.” Subject to the provisions of the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

Interest. Interest on the new notes will compound semi-annually and:

•	accrue at the rate of 6.25% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on February 1 and August 1, commencing on August 1, 2013;

•	be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar’s books. We have initially designated the office or agency of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as described below, the Notes are not redeemable until February 1, 2017. On and after February 1, 2017, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2017	103.125%
2018	101.563%
2019 and thereafter	100.000%

Prior to February 1, 2016, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to February 1, 2017, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed or otherwise delivered to each holder in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then in accordance with the applicable procedures of DTC, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the Note selected for partial redemption.

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notwithstanding the foregoing, the terms of our Senior Secured Credit Agreement limit the amount of Notes that the Company may redeem.

Ranking and Subordination

The new notes, like the original notes, will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The new notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under “Defeasance” below) will not be subordinated to any Senior Indebtedness or subject to these restrictions.

As a result of the subordination provisions described below, holders of the Notes may recover less than creditors of the Company who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Similarly, the Subsidiary Guarantees of the Notes will be subordinated to obligations in respect of Guarantor Senior Indebtedness to the same extent the Notes are subordinated to Senior Indebtedness. Moreover, the Notes will be structurally subordinated to the liabilities of non-guarantor Subsidiaries of the Company. At March 31, 2013:

•	outstanding Senior Indebtedness was $4.4 million, all of which would have been secured;

•

the Company and the Subsidiary Borrower had additional commitments under the Senior Secured Credit Agreement available to them of $135.0 million, all of which would have been secured and have ranked senior to the Notes if borrowed;

•	the Company would not have had any Senior Subordinated Indebtedness other than the Notes; and

•	non-guarantor Subsidiaries would have had $14.6 million of liabilities (including trade payables, but excluding intercompany liabilities).

Although the Indenture limits the amount of indebtedness that the Company and its Restricted Subsidiaries may Incur, such indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, and a portion may be structurally senior to the Notes.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the new notes in accordance with the provisions of the Indenture. The new notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. As described in “— Certain Covenants — Limitation on Layering,” the Company may not Incur any indebtedness that is senior in right of payment to the new notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness of the Company is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise repurchase, redeem or retire any Notes (collectively, “Pay the Notes”) if:

(1) any Senior Indebtedness is not paid when due in cash or Cash Equivalents (taking into account any applicable grace periods); or

(2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

However, the Company may Pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

The Company also is not permitted to Pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

A “Payment Blockage Period” commences on the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is no longer continuing; or

(3) because such Designated Senior Indebtedness has been repaid in full.

The Company may resume payments on the Notes after the end of the Payment Blockage Period (including any missed payments), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representatives of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

In the event of:

(1) a total or partial liquidation or a dissolution of the Company;

(2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

(3) an assignment for the benefit of creditors or marshaling of the Company’s assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of the assets or securities of the Company, except that holders of the Notes may receive (i) Capital Stock, (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes and (iii) payments made from any trust described under “— Defeasance.” In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that the holders of the Notes may receive (i) Capital Stock, (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes and (iii) payments made from any trust described under “— Defeasance.” If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness, as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not Pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, after that five Business Day period, may Pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor, holders of Notes may recover less ratably than creditors of the Company or such Subsidiary Guarantor who are holders of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be. As a result of the subordination provisions, holders of Notes may also recover less ratably than trade creditors of the Company or a Subsidiary Guarantor. See “Risk Factors — Risks Related to the Notes — Your right to receive payments on the notes and the guarantees will be subordinated to the borrowings under our revolving credit facility and possibly all of our and our subsidiary guarantors’ future borrowings.”

Subsidiary Guarantees

Each Restricted Subsidiary that either is a borrower under or that guarantees Obligations under the Senior Secured Credit Agreement will initially Guarantee the Notes. The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee, on a senior subordinated basis, the Company’s obligations under the Notes and all obligations under the Indenture. Such Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the Notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all future Guarantor Subordinated Obligations of that Guarantor. The Subsidiary Guarantees will be effectively subordinated to any secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

At March 31, 2013:

•	outstanding Guarantor Senior Indebtedness was $4.4 million, all of which would have been secured (including Indebtedness of the Subsidiary Borrower under the Senior Secured Credit Agreement); and

•	the Subsidiary Guarantors did not have any Guarantor Senior Subordinated Indebtedness other than the Subsidiary Guarantees.

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and all of it may be Guarantor Senior Indebtedness.

For the three months ended March 31, 2013, the Non-Guarantor Subsidiaries represented 12% of net sales and 15% of income from operations on a consolidated basis. At March 31, 2013, the Non-Guarantor Subsidiaries represented 8% of total assets and had $14.6 million of total liabilities on a consolidated basis, including debt and trade payables but excluding intercompany liabilities, all of which would be structurally senior to the Notes.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and/or the subsidiary guarantees, and if that occurs, you may not receive any payments on the notes.”

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be automatically released from its obligations under its Subsidiary Guarantee if:

(1) the sale or other disposition is in compliance with the Indenture, including the covenants “— Limitation on Sales of Assets and Subsidiary Stock” and “— Merger and Consolidation”; and

(2) all the obligations of such Subsidiary Guarantor under all Debt Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In the event that a Subsidiary Guarantor is released and discharged in full from all of its obligations under its Guarantees of the Senior Secured Credit Agreement and all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Subsidiary Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under the covenant “— Limitation on Indebtedness” unless such Subsidiary Guarantor’s obligations under such Indebtedness are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under the second paragraph of “— Limitation on Indebtedness.” In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance of the Notes in accordance with the terms of the Indenture.

Change of Control

If a Change of Control occurs, each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple thereof) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company will mail a notice (the “Change of Control Offer”) to each holder or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) all Senior Indebtedness must be repaid in full, or the Company must offer to repay all Senior Indebtedness and make payment to the holders that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made. The Company covenants to effect such repayment or obtain such consent prior to the repurchase date, it being a default of the Change of Control provisions if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a

Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture would result in a cross-default under the Senior Secured Credit Agreement. In the event of a default under the Senior Secured Credit Agreement, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain Covenants

Effectiveness of Covenants

Following the first day (such date, a “Suspension Date”):

(a)	the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b)	no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“— Limitation on Indebtedness,”

•	“— Limitation on Layering,”

•	“— Limitation on Restricted Payments,”

•	“— Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“— Limitation on Sales of Assets and Subsidiary Stock,”

•

“— Designation of Restricted and Unrestricted Subsidiaries,” “— Future Subsidiary Guarantors” (but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of the commencement of the applicable Suspension Date),

•	“— Limitation on Affiliate Transactions,”

•	clause (3) of the first paragraph of “— Merger and Consolidation” and

•	“Payments for Consents”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “— Limitation on Indebtedness” or one of the clauses set forth in the second paragraph of “— Limitation on Indebtedness” (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “— Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (4) of the second paragraph of “— Limitation on Indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “— Limitation on Restricted Payments” will be made as though the covenant described under “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “— Limitation on Restricted Payments.”

During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officers’ Certificate to any holder of the Notes upon request. There can be no assurance that the Notes will ever achieve an Investment Grade Rating.

Limitation on Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, the Subsidiary Borrower and Subsidiary Guarantors Incurred pursuant to a Debt Facility, together with the principal component of amounts outstanding under Qualified Receivables Transactions, in an aggregate amount not to exceed the greater of (a) the Borrowing Base and (b) $250.0 million;

(2) Guarantees by (x) the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of the Indenture and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantees or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(b) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(c) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes issued on the Issue Date, the Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9), (10) and (12)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company:

(i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5); or

(ii) on a pro forma basis, the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is higher than such ratio immediately prior to such acquisition or merger.

(6) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7), not to exceed $30.0 million at any time outstanding;

(8) Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly;

(11) Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount not to exceed $30.0 million at any time outstanding;

(12) Cash Management Obligations and guarantees in respect thereof incurred in the ordinary course of business; and

(13) in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not exceed $30.0 million at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Subsidiary Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Senior Subordinated Indebtedness unless such refinancing Indebtedness is either Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of the second paragraph, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(8) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on Indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) if such Indebtedness is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any Senior Indebtedness (including Acquired Indebtedness) of the Company or Guarantor Senior Indebtedness (including Acquired Indebtedness ) of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is:

(1)	pari passu or expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees; and

(2)	subordinated to all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, at least to the same extent as the Notes or the Subsidiary Guarantees.

For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Subsidiary Guarantor or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Subsidiary Guarantor permitted under clause (3) of the second paragraph of the covenant “— Limitation on Indebtedness” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a) a Default shall have occurred and be continuing (or would result therefrom); or

(b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the “Limitation on Indebtedness” covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (6), (7) and (8) of the next succeeding paragraph) would exceed the sum of:

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption “— Optional Redemption”; plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “Limitation on Indebtedness” and that in each case constitutes Refinancing Indebtedness;

(4) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Subsidiary Guarantor from Net Available Cash to the extent permitted under “— Limitation on Sales of Assets and Subsidiary Stock” below;

(5) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(6) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “— Change of Control” covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “— Limitation on Sales of Assets and Subsidiary Stock” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(9) the declaration and payment of dividends on the Company’s Common Stock in an amount not to exceed the greater of (a) $0.25 per share in any fiscal year, which amount will be reduced to reflect any subdivision of the Common Stock by means of a stock split, stock dividend or otherwise, or (b) $25.0 million in the aggregate in any fiscal year; provided that at the time of declaration of such dividend (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant;

(10) payments to enable the Company to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

(11) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture if the Restricted Subsidiary to be so designated has total consolidated assets of $10,000 or less; and

(12) Restricted Payments in an amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an Independent Financial Advisor if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture, the original notes, the new notes, the Subsidiary Guarantees, and the Senior Secured Credit Agreement (and related documentation) in effect on such date;

(ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations and Synthetic Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(vi) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

(vii) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(viii) restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(x) encumbrances or restrictions contained in indentures or other debt agreements Incurred or Preferred Stock issued by Restricted Subsidiaries subsequent to the Issue Date and permitted pursuant to the covenant described under “Limitations on indebtedness”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Board of Directors of the Company);

(xi) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business; and

(xii) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements.

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(a)	to permanently reduce (and permanently reduce commitments with respect thereto): (i) obligations under the Senior Secured Credit Agreement and (ii) Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)	to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce obligations under the Notes, as provided under “— Optional redemption,” through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest, if any, on the Notes that are purchased or redeemed;

(c)	to invest in Additional Assets; or

(d)	any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided, further, that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 270 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Disposition and 270 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds

For the purposes of clause (2) above, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Senior Subordinated Indebtedness, Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above);

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash;

(3) any stock or assets of the kind referred to in the definition of Additional Assets with a fair market value (to be determined in good faith by the Board of Directors if the fair market value of any stock or assets received in connection with any Asset Disposition and deemed cash pursuant to this clause exceeds $5.0 million) for all Asset Dispositions not to exceed $15.0 million in the aggregate; and

(4) any combination of the consideration specified in clauses (1) through (3) above.

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in denominations of $2,000 and integral multiples of $2,000 in excess thereof. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition

Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in denominations of $2,000 and integral multiples of $2,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $2,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

The Senior Secured Credit Agreement currently limits the Company’s ability to purchase Notes and provides that certain asset sale events with respect to the Company would constitute a default under those agreements. Any future Debt Facilities to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Disposition occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to purchase the Notes or could attempt to refinance the borrowings that contain that prohibition. If the Company did not obtain that consent or repay those borrowings, the Company would remain prohibited from purchasing the Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Indebtedness. In those circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2)	the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company;

(3)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Subsidiary: or

(b)	to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(5)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company; and

(6)	either (a) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (b) if such Subsidiary has consolidated assets greater than $10,000, then such Designation would be permitted under the covenant described above under “— Limitation on Restricted Payments” and the definition of “Investment.”

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1)	(a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “— Limitation on Indebtedness” covenant or (b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation;

(2)	all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture; and

(3)	no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the disinterested directors, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is either (a) not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate or (b) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The preceding paragraph will not apply to:

(1) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “Limitation on restricted payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $2.5 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan) with respect to all loans or advances made since the Issue Date;

(4) any transaction between or among the Company and/or a Restricted Subsidiary (other than a Receivables Entity) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “Certain covenants-Limitations on Indebtedness”;

(5) the payment of reasonable and customary fees paid to, awards or grants of restricted stock or stock appreciation rights to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(6) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date and identified on a schedule to the Indenture on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(7) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

(9) sales or other transfers or dispositions of Receivables and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction.

SEC Reports

The Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant form. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to clauses (1) or (2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under “Exchange Offer; Registration Rights”) by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company’s reporting obligations set forth in the first three paragraphs of this covenant.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “— Limitation on Indebtedness” covenant or

(b) the Consolidated Coverage Ratio of the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

(1) (a) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and shall have confirmed by supplemental indenture that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and the obligations under the Registration Rights Agreement shall continue to be in effect; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) in the event the transaction results in the release of the Subsidiary’s Subsidiary Guarantee as described in the fourth paragraph of “— Subsidiary Guarantees,” the transaction is made in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time).

Future Subsidiary Guarantors

The Company will cause each Restricted Subsidiary that becomes a borrower under the Senior Secured Credit Agreement or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Senior Secured Credit Agreement or any other Indebtedness of the Company or any Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior subordinated basis and all other Obligations under the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the Obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary Guarantees.”

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S then such consideration need only be offered to all holders to whom the exchange offer is made and to be paid to all such holders that consent, waive or agree to amend in such time frame.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under “Ranking and Subordination”;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under “Ranking and Subordination”;

(3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain Covenants-Merger and Consolidation”;

(4) failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain Covenants-Merger and consolidation” which is covered by clause (3));

(5) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9) any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately; provided, however, that so long as any Indebtedness permitted by the provisions of the Indenture to be Incurred under the Senior Secured Credit Agreement shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Senior Secured Credit Agreement or (y) five business days after the giving of the acceleration notice to the Company and the administrative agent under the Senior Secured Credit Agreement of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “Optional Redemption” or “Change of Control,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes; or

(9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

(5) secure the Notes;

(6) add to the covenants of the Company and the Restricted Subsidiaries for the benefit of the holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(10) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

(11) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(12) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a holder of Guarantor Senior Indebtedness (or any Representative thereof) under such subordination provisions;

(13) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(14) conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees; or

(15) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, Exchange Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the Indenture and the outstanding Notes and the Subsidiary Guarantees issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

If the Company exercises the legal defeasance option, the Subsidiary Guarantees in effect at such time will be automatically released.

The Company at any time may be released from its obligations described under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than “— Merger and Consolidation”), and clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises the covenant defeasance option, the Subsidiary Guarantees in effect at such time will be automatically released.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, an Event of Default specified in clause (3) that resulted solely from the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above, clause (4) (only with respect to covenants that are released as a result of such covenant defeasance), clause (5) (only with respect to covenants that are released as a result of such covenant defeasance), clause (6), clause (7) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), clause (8) or clause (9) under “— Events of Default” above, in each case, shall not constitute an Event of Default.

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Agreement or any other material agreement or material instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Subsidiary Guarantor or others;

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(7)	the Company shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

In the event of a bankruptcy of the issuer within 90 days of the defeasance of the notes issued under a high-yield indenture, creditors of the bankrupt estate may allege that the deposit to defease the notes constituted a “preference” under U.S. bankruptcy laws.

Satisfaction and Discharge

The Indenture will be discharged, and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2)	(a)

all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b)	no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Agreement or any other material agreement or material instrument (other than the Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c)	the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture; and

(d)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or a Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“8% Notes” means the $204.0 million of 8% Senior Subordinated Notes due December 1, 2015.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant or equipment (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such Note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on February 1, 2017, (such redemption price being described under “— Optional Redemption”) plus (ii) all required interest payments due on such Note through February 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “— Certain Covenants — Limitation on Affiliate Transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(2) the sale of cash or Cash Equivalents;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions permitted under “Certain Covenants-Merger and Consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

(7) for purposes of “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “— Certain Covenants — Limitation on Restricted Payments”;

(8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(9) dispositions of assets with an aggregate fair market value since the Issue Date of less than $10.0 million;

(10) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “— Certain Covenants — Limitation on Indebtedness”;

(13) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(14) foreclosure on assets.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/ Leaseback Transaction results in (i) a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations” or (ii) a Synthetic Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Synthetic Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company or the Subsidiary Borrower under or in respect of the Senior Secured Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Senior Secured Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication, of (1) 85% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date, (2) 65% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date and (3) $50.0 million. Net book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $250 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Cash Management Obligations” means as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer, netting and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated on a weighted average basis for the most recent four consecutive fiscal quarters with respect to such Indebtedness (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(5) Refinancing Charges; plus

(6) other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; less

(7) non-cash items increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period) and if Consolidated Income Taxes is a benefit, by the amount of such benefit; and

(8) increased or decreased (without duplication) to eliminate the following items to the extent reflected in such Consolidated Net Income:

(a)	any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(b)	any net gain or loss resulting in such period from currency translation gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness; and

(c)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and Synthetic Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9) Receivable Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness”, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of (a) amounts classified as other comprehensive income in the balance sheet of the Company and (b) Refinancing Charges. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary gain or loss

(5) any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(6) the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company, the Subsidiary Borrower or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness” means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Limitation on Sales of Assets and Subsidiary Stock” and such repurchase or redemption complies with “Certain Covenants- Limitation on Restricted Payments.”

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication:

(1) any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1) the portion of any Indebtedness Incurred in violation of the Indenture;

(2) any Indebtedness of such Subsidiary Guarantor to another Subsidiary or the Company;

(3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

(6) any Capital Stock.

“Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations, Synthetic Lease Obligations and all Attributable Indebtedness of such Person;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Related Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain Covenants-Limitation on Restricted Payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means January 31, 2013.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings shall not be considered recourse.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Holders” means (i) Brian Lipke, Neil Lipke, Eric Lipke, Meredith Lipke or Curtis Lipke (or in the event of the incompetence or death of any Permitted Holder, his or her estate, heirs, executor, administrator, committee or other personal representative), (ii) any trust or foundation established for estate or charitable planning purposes for which any of the individuals named in clause (i) is either a trustee or director or principal beneficiary or (iii) any Person the majority of the equity interests of which is owned by one or more of the individuals or entities named in clause (i) above.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person’s primary business is a Related Business;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $2.5 million (loans or advances that are forgiven shall continue to be deemed outstanding);

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Certain Covenants-Limitation on Sales of Assets and Subsidiary Stock”;

(9) Investments in existence on the Issue Date (with the exception of Capital Stock of Restricted Subsidiaries);

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants-Limitation on Indebtedness”;

(11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of (a) 1.0% of Total Assets and (b) $25.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Guarantees issued in accordance with “Certain Covenants-Limitations on Indebtedness”;

(13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(14) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and

(15) repurchases of the Notes.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and other Senior Indebtedness and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations under a Debt Facility and other Guarantor Senior Indebtedness permitted to be Incurred under the Indenture;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s Liens, in each case incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Synthetic Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes and Subsidiary Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15) and (17);

provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation, Synthetic Lease Obligation or operating lease;

(20) Liens under industrial revenue, municipal or similar bonds;

(21) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(22) Liens in favor of the Company or any Subsidiary Guarantor;

(23) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(24) Liens securing Indebtedness in an aggregate principal amount not to exceed $5.0 million.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or, if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Charges” means the aggregate charges relating to the repurchase and/or redemption of the 8% Notes, together with any related consent fees, including, without limitation, (i) the amount of all prepayment premiums and other fees paid in connection with the repurchase of the 8% Notes, (ii) the unamortized portion of the debt discount and (iii) the unamortized portion of the debt issuance cost incurred in connection with the issuance of the 8% Notes.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

“Related Business” means any business that, if added to the business of the Company and its Restricted Subsidiaries, would not substantially change the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the Issue Date.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Secured Credit Agreement, the term “Representative” shall refer to the administrative agent under the Senior Secured Credit Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) the portion of any Indebtedness Incurred in violation of the Indenture;

(2) any Indebtedness of the Company to any Subsidiary;

(3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

(6) any Capital Stock.

“Senior Secured Credit Agreement” means the Fourth Amended and Restated Credit Agreement to be entered into among the Company, the Subsidiary Borrower, KeyBank National Association, as Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under “-Limitation on Indebtedness”); provided that a Senior Secured Credit Agreement shall not (x) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (y) relate to Indebtedness that does not consist exclusively of Senior Indebtedness or Guarantor Senior Indebtedness.

“Senior Subordinated Indebtedness” means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of Receivables transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Borrower” means Gibraltar Steel Corporation of New York, as a borrower under the Senior Secured Credit Agreement.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Subsidiary Guarantor.

“Synthetic Lease Obligations” means the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under any lease (a) that is accounted for by the lessee as an operating lease and (b) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to February 1, 2017; provided, however, that if the period from the redemption date to February 1, 2017 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to February 1, 2017 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent balance sheet.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants-Limitation on Restricted Payments;”(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries,

(4) does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of material provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to all of the provisions of the corresponding agreements including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Revolving Credit Facility

We and our principal operating subsidiary, Gibraltar Steel Corporation of New York, entered into an amended and restated credit agreement to extend the due date of our $200 million revolving credit facility to June 2015, reduce the cost of borrowings and provide additional financial flexibility. The credit agreement governing our revolving credit facility provides us with a revolving credit facility commitment up to $200 million with borrowings limited to the lesser of (i) $200 million or (ii) a borrowing base determined by reference to the trade receivables, inventories, and property, plant and equipment of our significant domestic subsidiaries. As of March 31, 2013, we had $135.0 million of availability under the revolving credit facility and outstanding letters of credit of $13.6 million. As of March 31, 2013, we have no amounts outstanding under the revolving credit facility.

Interest. Borrowings under the revolving credit facility bear interest at a variable interest rate based upon the London Interbank Offered Rate (LIBOR) plus an additional margin of 2.0% to 2.5%, based on the amount of borrowings available to Gibraltar. The revolving credit facility also carries an annual facility fee of 0.375% on the undrawn portion of the facility and fees on outstanding letters of credit which are payable quarterly.

Guarantees and security. Each of the Company’s significant domestic subsidiaries is required to guarantee outstanding amounts under the revolving credit facility. Borrowings under the revolving credit facility are secured by the personal property of the Company and its significant domestic subsidiaries, including receivables, inventory and equipment, as well as liens on certain real property of the Company’s significant domestic subsidiaries.

Maturity. The revolving credit facility is committed through the earlier of (i) October 10, 2016 or (ii) six months prior to the February 1, 2021 maturity of the notes.

Prepayments. The borrowers may voluntarily prepay borrowings under the revolving credit facility at any time without penalty, subject to the terms of the revolving credit facility. In addition, the revolving credit facility provides for mandatory prepayment of borrowings under certain circumstances.

Covenants. The revolving credit facility contains various affirmative and negative covenants customary for similar working capital facilities, including, but not limited to, limitations on our ability to:

•	incur additional debt or provide guarantees in respect of obligations of other persons;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments including acquisitions and capital expenditures;

•	incur debt that is senior to the notes but junior to our indebtedness under the revolving credit facility and other senior indebtedness;

•	incur liens;

•	restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into new lines of business.

In addition, the restrictive covenants in the revolving credit facility include a single financial covenant that requires the Company to maintain a minimum fixed charge coverage ratio of 1.25 to 1.00 or higher on a trailing four-quarter basis at the end of each quarter. As of March 31, 2013, we were in compliance with the minimum fixed charge coverage ratio covenant. Management expects to be in compliance with the fixed coverage ratio covenant throughout the next twelve months.

Events of default. Our credit agreement governing our revolving credit facility also contains events of default that are customary for facilities and transactions of this type, including, without limitation, payment and performance defaults, cross-defaults to other material indebtedness including the notes, breach of representations and warranties, breaches of affirmative or negative covenants, insolvency, voluntary and involuntary bankruptcy, judgments and attachments, revocation of any guaranty, change in control, impairment of material portion of security and actual or asserted invalidity or unenforceability of any Loan Documents (as defined in the credit agreement governing our revolving credit facility) or liens securing obligations under the Loan Documents.

PLAN OF DISTRIBUTION

As discussed under the Section entitled “The Exchange Offer,” based on an interpretation of the staff of the SEC we believe that new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of such new notes (other than any such holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as such new notes are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes. If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the new notes, you cannot rely on the applicable interpretations of the staff of the SEC, and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all original notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for new notes and such new notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the new notes may deliver a prospectus.

We will not receive any proceeds from any sale of new notes by any broker-dealer. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the following manners:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	through a combination of such methods of resale.

The sales may be at any of the following prices:

•	market prices prevailing at the time of resale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of original notes for new notes, and of the ownership and disposition of the new notes by holders that have held the original notes, and that will hold the new notes, as capital assets generally for investment purposes. This summary does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code and applicable tax regulations, rulings, and judicial decisions all as in effect on the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. Neither a ruling from the Internal Revenue Service, or IRS, nor an opinion of counsel with respect to the statements made or the conclusions reached in, the following summary has been sought, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities or commodities, or dealers in commodities, that elect to use a mark-to-market method of accounting;

•	financial institutions;

•	holders whose “functional currency” is not the U.S. dollar; or

•	persons that will hold the new notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

If a partnership holds new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.

This summary of material U.S. federal income tax considerations is for general information only. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange Offer

The exchange of an outstanding note for a new note pursuant to the exchange offer will not be taxable to the exchanging holder for U.S. federal income tax purposes. As a result, an exchanging holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the new note that includes the holding period for the outstanding note exchanged therefore; and

•	will have an adjusted tax basis in the new note immediately after the exchange equal to its adjusted tax basis in the outstanding note exchanged therefore immediately prior to the exchange.

The exchange offer is not expected to result in any U.S. federal income tax consequences to a non-exchanging holder.

Ownership and Disposition of New Notes

Consequences to U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to the ownership and disposition of the new notes by you if you are a “U.S. Holder” of the notes. Certain consequences to “non-U.S. Holders” of the notes are described under “— Consequences to Non-U.S. Holders” below. “U.S. Holder” means a beneficial owner of a note that is:

•	a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia; or

•

a trust (1) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable regulations to be treated as a U.S. person.

Payment of Interest. Stated interest on the new notes will generally be taxable to you as ordinary income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.

Market Discount and Premium. If you acquired a new note at a price less than its stated principal amount, you would be treated for U.S. federal income tax purposes as having acquired the new note with market discount, subject to a de minimis exception. In the case of a new note having market discount, you will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the new note as ordinary income to the extent of the market discount that accrued during your holding period for the new note, unless you elect to annually include market discount in gross income over time as the market discount accrues (on a ratable basis, or at your election, a constant yield basis). An election to include market discount in gross income as it accrues, once made, is irrevocable and will apply to all debt instruments with market discount acquired by you on or after the first day of the first taxable year to which the election applies. In addition, if you hold a new note with market discount, and you do not elect to accrue market discount into gross income over time, you may be required to defer the deduction of interest expense incurred or continued to purchase or carry the new note.

If you acquired a new note for an amount in excess of its stated principal amount, you may elect to treat the excess as “amortizable bond premium.” In such case, the amount required to be included in your gross income each year with respect to interest on the new note generally will be reduced by the amount of amortizable bond premium allocable (based on the new note’s yield to maturity) to that year. Any election to amortize bond premium will apply to all new notes held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you and is irrevocable without the consent of the IRS.

Sale, Exchange or Disposition of New Notes. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a new note equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other taxable disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note will generally equal the amount you paid for the new note, increased by any market discount previously included in gross income and reduced by any amortizable bond premium previously deducted by you in respect of the new note. Any gain or loss recognized on a disposition of the new note will be capital gain or loss and will be long-term capital gain or loss if your holding period for the new note is more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the new notes and the proceeds of sale of a new note unless you are an exempt recipient (such as a corporation, which if necessary properly established such status). A backup withholding tax at the rate of 28% will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. Holder of new notes. The term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, and investors in pass-through entities. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest. The U.S. federal withholding tax will not apply to any payment to you of interest on a new note because of the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•

you provide to us your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification generally may be made by a beneficial owner of new notes on an IRS Form W-8BEN); or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business and that holds new notes on your behalf certifies, under penalties of perjury, that it has received IRS Form W-8BEN (other applicable form) from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN.

If you hold your new notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable regulations.

If you are engaged in a trade or business in the U.S. and interest on a new note is effectively connected with the conduct of that trade or business, you will be exempt from withholding tax if you provide us with a properly executed IRS Form W-8ECI (in lieu of IRS Form W-8BEN, which would not be applicable in such case), but you will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Disposition of Notes. Any gain realized upon the sale, exchange or other disposition of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	subject to an applicable tax treaty providing otherwise, that gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to Code provisions applicable to certain U.S. expatriates and former long-term residents of the U.S.

A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S.

Information Reporting and Backup Withholding. Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you on the new notes, provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the appropriate tax forms and certifications establishing that you are not a United States person. The tax forms and certifications required to claim the exemption from withholding tax on interest, described above, will satisfy the tax form and certification requirements necessary to avoid the backup withholding tax as well. As discussed above, special rules and certification requirements apply to non-U.S. Holders that are pass-through entities, rather than corporations or individuals, or are otherwise acting as intermediaries.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the new notes within the U.S. or conducted through certain U.S.-related financial intermediaries, unless you certify on appropriate U.S. tax forms, under penalties of perjury, that you are a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

LEGAL MATTERS

Our counsel, Lippes Mathias Wexler Friedman LLP, Buffalo New York, will issue an opinion regarding the validity of the new notes and the new guarantees and the enforceability of our obligations under the new notes and the new guarantees.

EXPERTS

The consolidated financial statements of Gibraltar Industries, Inc. appearing in Gibraltar Industries, Inc.‘s Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-4 (Registration No. 333-[—]) with respect to the new notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Commission’s rules, does not contain all of the information presented in the registration statement, including its exhibits and schedules. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of this registration statement, including exhibits to the registration statement, without charge at the Commission’s public reference room referred to below. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Commission also are available to the public through the Commission’s Internet site at http://www.sec.gov.

We will file annual, quarterly and current reports with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any document we file at the following Commission public reference room:

Securities and Exchange Commission

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain copies of our Commission reports at no cost, by telephone at (716) 826-6500, or by mail at: Gibraltar Industries, Inc., 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 2, 2013;

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 22, 2013;

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the exchange offer.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Gibraltar Industries, Inc.

3556 Lake Shore Road

P.O. Box 2028

Buffalo, New York 14219

(716) 826-6500

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than [—], 2013, which is five business days before the expiration date of the exchange offer.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers of the Issuer

Gibraltar Industries, Inc. is a corporation organized under the laws of the State of Delaware.

Indemnification under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnifY any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 of the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The DGCL also provides that indemnifications under Section 145 can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though Jess than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

The DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, so as long the corporation does not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for any acts or omissions not in good faith or which involve

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intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director received an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Company’s Certificate of Incorporation

Pursuant to its certificate of incorporation the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnity any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the certificate of incorporation.

The Company may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company who are not directors or officers.

The rights to indemnification and to the advancement of expenses conferred in the certificate of incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under the certificate of incorporation, the by-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the indemnification provisions of the certificate of incorporation by the stockholders of the Company shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Company existing pursuant to the certificate of incorporation with respect to any acts or omissions occurring prior to such repeal or modification.

Item 21.	Exhibits and Financial Statements

Reference is made to the Exhibit Index following the signature pages hereto which Exhibit Index is incorporated by reference into this Item 21.

Item 22.	Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities

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offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

The undersigned registrants hereby undertake:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

GIBRALTAR INDUSTRIES, INC.

By:	/s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Henning Kornbrekke Henning Kombrekke	President and Chief Operating Officer	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

/s/ Robert E. Sadler, Jr. Robert E. Sadler, Jr.	Director	June 11, 2013

/s/ Gerald. S. Lippes Gerald S. Lippes	Director	June 11, 2013

/s/ Arthur A. Russ, Jr. Arthur A. Russ, Jr.	Director	June 11, 2013

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Signature	Title	Date

/s/ William P. Montague William P. Montague	Director	June 11, 2013

/s/ David N. Campbell David N. Campbell	Director	June 11, 2013

/s/ William J. Colombo William J. Colombo	Director	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

AIR VENT, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

ALABAMA METAL INDUSTRIES CORPORATION

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

AMICO HOLDING COMPANY, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

APPLETON SUPPLY COMPANY, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

CONSTRUCTION METALS, LLC

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

DIAMOND PERFORATED METALS, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

D.S.B. HOLDING CORP.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

FLORENCE CORPORATION

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xiii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

FLORENCE CORPORATION OF KANSAS

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xiv

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

GSC FLIGHT SERVICES CORP.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xv

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

GIBRALTAR STEEL CORPORATION OF NEW YORK

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and President (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xvi

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

NOLL/NORWESCO, LLC

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xvii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

PACIFIC AWARD METALS, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xviii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

SEA SAFE, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xix

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

SEISMIC ENERGY PRODUCTS, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xx

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

SOLAR GROUP, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xxi

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

SOUTHEASTERN METALS MANUFACTURING COMPANY, INC.

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xxii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 11, 2013.

THE D.S. BROWN COMPANY

By: /s/ Kenneth W. Smith
Kenneth W. Smith
Senior Vice President,
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian J. Lipke, Timothy F. Murphy and Kenneth W. Smith, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian J. Lipke Brian J. Lipke	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 11, 2013

/s/ Kenneth W. Smith Kenneth W. Smith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2013

II-xxiii

Item 21.	Exhibits and Financial Statement Schedules.

Description

Exhibit Number	Exhibit

3.1	Certificate of Incorporation of registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-135908)), as amended by Certificate of Amendment of Certificate of Incorporation of Gibraltar Industries, Inc. filed May 22, 2012 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 22, 2012).

3.2	Amended and Restated By Laws of Gibraltar Industries, Inc. effective August 1, 2012 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 3, 2012)

4.1	Specimen Common Share Certificate (incorporated by reference number to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 33-69304))

4.2	Indenture for 8% Notes dated as of December 8, 2005, among the Company, the Guarantors (as defined therein) and the Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 13, 2005), as amended by Supplemental Indenture dated as of January 31, 2013, among the Company, the Guarantors (as defined therein) and the Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 1, 2013).

4.3	Indenture for 6.25% Notes dated as of January 31, 2013, among the Company, the Guarantors (as defined therein) and the Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 1, 2013).

5.1**	Opinion of Lippes Mathias Wexler Friedman LLP regarding validity of the new notes and the new guarantees.

10.1*	Amended and Restated Employment Agreement dated as of August 21, 2007 between the Registrant and Brian J. Lipke (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 24, 2007)

10.2*	Employment Agreement dated as of August 21, 2007 between the Registrant and Henning N. Kornbrekke (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed August 24, 2007)

10.3*	Change in Control Agreement between the Company and Brian J. Lipke dated March 24, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 25, 2011)

10.4*	Change in Control Agreement between the Company and Henning N. Kornbrekke dated March 24, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 25, 2011)

10.5*	Change in Control Agreement between the Company and Kenneth W. Smith (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed February 24, 2009)

10.6*	Change in Control Agreement between the Company and Timothy J. Heasley (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed February 24 , 2009)

10.7*	Change in Control Agreement between the Company and Paul M. Murray (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed February 24, 2009)

10.8*	Gibraltar 401(k) Plan Amendment and Restatement Effective October 1, 2004 as amended by the First, Second, and Third Amendments to the Amendment and Restatement Effective October 1, 2004 (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004)

II-xxiv

Exhibit Number	Exhibit

10.9*	Gibraltar Deferred Compensation Plan Amended and Restated, effective January 1, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 24, 2009)

10.10*	Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 21, 2006), as amended by Equity Incentive Plan, dated May 18, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 21, 2009)

10.11*	Fourth Amendment and Restatement of the Gibraltar Industries, Inc. Management Stock Purchase Plan, dated June 27, 2012 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 27, 2012)

10.12*	Gibraltar Industries, Inc. Omnibus Code Section 409A Compliance Policy, dated December 30, 2008 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 6, 2009)

10.13*	Summary Description of Annual Management Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 24, 2009)

10.14*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Restricted Units (Long Term Incentive) (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed May 25, 2005)

10.15*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Non-Qualified Option (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed May 25, 2005)

10.16*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Restricted Stock Units, dated January 5, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 9, 2009)

10.17*	Gibraltar Industries, Inc., 2005 Equity Incentive Plan Form of Award of Performance Units (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 23, 2009)

10.18*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award (Retirement) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed August 9, 2011)

10.19*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Performance Units (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 6, 2012)

10.20*	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Performance Units (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 7, 2013)

10.21*	Letter from Brian J. Lipke dated March 24, 2011 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed March 25, 2011)

10.22	Registration Rights Agreement, dated as of January 31, 2013, among the Company, the Guarantors and J.P. Morgan Securities LLC., KeyBanc Capital Markets Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., as initial purchasers of the 6.25% Notes (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 1, 2013)

II-xxv

Exhibit Number	Exhibit

10.23	Fourth Amended and Restated Credit Agreement dated October 11, 2011 among Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York, as borrowers, the lenders parties thereto, Key Bank National Association, as administrative agent, JPMorgan Chase Bank, N.A., as co-syndication agent, Bank of America, N.A., as co-syndication agent, M&T Bank, as co-documentation agent, RBS Citizens, National Association, as co-documentation agent, and HSBC Bank USA, National Association, as co-documentation agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed October 13, 2011)

10.24	Stock Purchase Agreement among Gibraltar Steel Corporation of New York, MiTek Industries, Inc., and MiTek Canada, Inc. dated March 10, 2011 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 15, 2011)

10.25	Stock Purchase Agreement among Gibraltar Industries, Inc. and the stockholders of D.S.B. Holding Corp. dated March 10, 2011 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed March 15, 2011)

10.26	Stock Purchase Agreement By and Between Southeastern Metals Manufacturing Company, Inc. and the stockholders of Pacific Award Metals, Inc. dated June 3, 2011 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 9, 2011)

12**	Statement re: computation of earnings to fixed charges

14	Code of Ethics for senior financial officers and the Chief Executive Officer of Gibraltar Steel Corporation; (incorporated by reference to Exhibit 14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)

21**	Subsidiaries of the Registrant

23.1**	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Lippes Mathias Wexler Friedman LLP (contained in Exhibit 5.1)

24**	Power of Attorney (included with signature pages)

25**	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee

99.1**	Form of Letter of Transmittal

99.2**	Form of Notice of Guaranteed Delivery

99.3**	Form of Notice to Investors

99.4**	Form of Notice to Broker Dealers

*	Document is a management contract or compensatory plan or agreement
**	Filed herewith.

II-xxvi